Exhibit 10.1

FOR IMMEDIATE RELEASE

Inquiries

R. Kirk Morgan

Actua

267-778-4042

IR@actua.com

Actua Announces Total Liquidating Distributions of $17.82 per share

Original guidance was between $15.69 - $16.96 per share

Wayne, PA – (October 24, 2022 ) – Actua Corporation made a final liquidating distribution of $0.201 per share on October 21, 2022 bringing the total liquidating distributions to $17.82 per share as compared to the original guidance of between $15.69 to $16.96 per share. Capital returned to shareholders through these liquidating distributions and share repurchases prior to the dissolution period totals approximately $730 million.

This final liquidating distribution concludes Actua Corporation’s periodic reporting under the Act and Actua will not make any additional liquidating distributions.